Exhibit 99

PRESS RELEASE	April 18, 2007
FOR IMMEDIATE RELEASE
Yadkin Valley Bank Opens new branch in Pfafftown, NC
Elkin, NC-
On April 16, 2007, Yadkin Valley Financial Corporation (“the Company”) (NASDAQ: YAVY–news) opened its newest branch in Pfafftown, NC. The bank is located at 4611 Yadkinville Road, Pfafftown, NC 27040. The Pfafftown branch represents the first location in Forsyth County for Yadkin Valley bank.
Bill Long, President and CEO, stated, “We are excited about being able to serve the Pfafftown community and recognize the need for a full service bank here. We’re happy to be the first bank to open a branch in this growing area and now residents will be able to do their banking closer to home.” Joe Johnson, Regional President, Yadkin Valley Bank, mentioned “the staff of our Pfafftown Branch are local to the area and provide years of banking experience and, more importantly, a customer service mentality when dealing with customers”. We look forward to becoming an integral part of the Pfafftown community.”
Yadkin Valley Bank, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville, Yadkinville (Yadkin County) and Pfafftown (Forsyth County) under the Yadkin Valley Bank name. The offices in Mooresville and Statesville (Iredell County) and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” Sidus Financial, LLC, a wholly owned subsidiary with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Georgia, Alabama, Florida, Maryland, Kentucky, Louisiana, West Virginia, Delaware and Tennessee.
For additional information contact:
William A. Long, President and CEO
(336) 526-6312
Source: Yadkin Valley Bank and Trust Company